Exhibit 99.1

Focus Enhancements Regains Compliance with Nasdaq Listing Requirements

CAMPBELL, CALIF. - July 31, 2006 - Focus Enhancements, Inc. (NASDAQ CM: FCSE), a worldwide leader in video production and conversion technology, announced it has regained compliance with the Nasdaq Capital Market’s $1.00 minimum bid price rule.

As announced on June 30, 2006, the company received a letter from The Nasdaq Stock Market notifying the company that for 30 consecutive business days, the bid price of the company’s common stock had closed below the minimum $1.00 per share price requirement for continued inclusion under Nasdaq Marketplace Rules.

Beginning on July 12, 2006, the company maintained a minimum bid price of $1.00 or greater for at least 10 consecutive trading days. On July 28, Nasdaq notified Focus Enhancements that the company had regained compliance with the Nasdaq Stock Market rules and the matter is now closed.

About Focus Enhancements, Inc.
Focus Enhancements Inc. (NASDAQ CM: FCSE), headquartered in Campbell, CA, is a leading designer of world-class solutions in advanced, proprietary video and wireless video technologies. The company’s Semiconductor Group develops integrated circuits (ICs) for high-performance applications in the video convergence market, including IPTV set-top boxes and portable media players. Focus Enhancements is currently developing a wireless IC chip set based on the WiMedia UWB standard and designed to be compatible with Wireless USB and used in personal computer (PC), consumer electronics (CE), and mobile electronics applications. The company’s System Group develops video products for the digital media markets, with customers in the broadcast, video production, digital signage and digital asset management markets. More information on Focus Enhancements may be obtained from the company’s SEC filings, or by visiting the Focus Enhancements home page at http://www.Focusinfo.com.

CONTACT: Lippert/Heilshorn & Assoc. for Focus Enhancements
Kirsten Chapman, 415-433-3777 (Investors)
kirsten@lhai.com